Exhibit 99.2

Glenpointe Centre West
500 Frank W. Burr Blvd.
Teaneck, NJ 07666

FOR IMMEDIATE RELEASE

COGNIZANT REPORTS FOURTH QUARTER AND FULL YEAR 2016 RESULTS

Annual revenue of $13.49 billion up 8.6% over 2015

Announces plan to accelerate shift to digital services and solutions
Fund investment through ongoing improvement in operating margins and
Return $3.4 billion of capital through dividends and share repurchases over next two years

TEANECK, N.J., February 8, 2017 - Cognizant Technology Solutions Corporation (NASDAQ: CTSH), one of the world’s leading professional services companies, today announced its fourth quarter and full year 2016 financial results.

Highlights - Fourth Quarter 2016

•	Quarterly revenue rose to $3.46 billion, up 7.1% from the year-ago quarter and 0.3% sequentially.

•	Quarterly GAAP diluted EPS was $0.68, compared to $0.69 in the year-ago quarter.

•	Quarterly non-GAAP diluted EPS[1] was $0.87, compared to $0.80 in the year-ago quarter.

Revenue for the fourth quarter of 2016 rose to $3.46 billion, up 7.1% from $3.23 billion in the fourth quarter of 2015. GAAP net income was $416 million, or $0.68 per diluted share, compared to $424 million, or $0.69 per diluted share, in the fourth quarter of 2015. Non-GAAP diluted EPS was $0.87, compared to $0.80 in the fourth quarter of 2015. GAAP operating margin was 16.2% and non-GAAP operating margin1 was 18.7% for the fourth quarter of 2016.

“As we enter 2017, the time is right for us to accelerate the shift to digital services and solutions to meet the growing demands from our clients to transform their business models in the face of the rapid business and technology shifts disrupting their industries,” said Francisco D’Souza, Chief Executive Officer. “To meet this opportunity, we are evolving our business model to focus on aggressively scaling our digital capabilities, driving efficiencies in our core business, and launching a robust capital return program. We believe these changes will enable us to deploy our world-class team to best serve our clients and enhance value for our shareholders.”

1 Non-GAAP diluted EPS and non-GAAP operating margin exclude stock-based compensation costs and acquisition-related charges and, in the case of non-GAAP diluted EPS, net non-operating foreign currency exchange gains or losses and the incremental income tax expense related to the one-time remittance of cash from India to the U.S. during the second quarter of 2016. Reconciliations of non-GAAP diluted EPS and non-GAAP operating margin to the corresponding GAAP measures are included at the end of this release.

Highlights - Full Year 2016

•	Revenue increased to $13.49 billion, up 8.6% from 2015.

•	GAAP diluted EPS was $2.55, compared to $2.65 in 2015.

•	Non-GAAP diluted EPS was $3.39, compared to $3.07 in 2015.

Revenue for 2016 increased to $13.49 billion, up 8.6% from $12.42 billion for 2015. GAAP net income for 2016 was $1.55 billion, or $2.55 per diluted share, compared to $1.62 billion, or $2.65 per diluted share, for 2015. Non-GAAP diluted EPS was $3.39 in 2016, compared to $3.07 in 2015. GAAP operating margin was 17.0% and non-GAAP operating margin was 19.5% for 2016.

First Quarter & Full Year 2017 Outlook

The Company is providing the following guidance:

▪	First quarter 2017 revenue expected to be in the range of $3.51 billion to $3.55 billion.

▪	First quarter 2017 non-GAAP diluted EPS[2] expected to be at least $0.83.

▪	Full year 2017 revenue expected to be in the range of $14.56 billion to $14.84 billion.

▪	Full year 2017 non-GAAP diluted EPS expected to be at least $3.63.

Plan to Accelerate Shift to Digital Services and Solutions and Enhance Shareholder Value
Today the Company announced a comprehensive plan to accelerate the shift to digital services and solutions, execute on operational opportunities to drive leverage in its cost structure and return significant capital to shareholders. Faced with business and technology shifts disrupting their industries, clients are both accelerating their adoption of digital services and solutions and, at the same time, optimizing their core systems and processes. This plan will allow the Company to leverage its position as a leader in the services sector and accelerate its shift to be a leading provider of digital services and solutions. The elements of this plan will drive a shift in the Company’s operating model and include the following:

•
Accelerating Investments to Build Digital Capabilities: To stay relevant to evolving client demand, the Company will aggressively scale its digital capabilities across geographies and industry segments through both organic investments, in areas such as re-skilling and new technology practices, and through acquisitions. The Company is intensifying its M&A efforts to expand intellectual property, industry expertise, and platform and technology capabilities, by focusing primarily on strategic tuck-in acquisitions.

•
Improving Non-GAAP Operating Margins to Protect Investment: As a result of the Company’s strategic planning process and after reviewing its operational and corporate cost structures with a top-tier consulting firm, the Company will accelerate the pursuit of high-value digital transformation work, drive leverage in its cost structure, execute on opportunities to improve operational efficiency and aggressively employ automation to optimize traditional services. The Company believes that these actions are necessary in order to preserve the ability to invest for growth while enhancing shareholder value. The Company’s plan is to expand its non-GAAP operating margins as it continues to invest and scale its operations, with a non-GAAP operating margin target of 22% in 2019.

2 A reconciliation of non-GAAP diluted EPS guidance to GAAP diluted EPS guidance on a forward-looking basis cannot be provided without unreasonable efforts due to the high variability and low visibility with respect to net non-operating foreign currency exchange gains or losses which are excluded from the non-GAAP diluted EPS.

•
Returning Capital to Shareholders: The Board has approved a plan to return $3.4 billion to shareholders over the next two years through a combination of share repurchases and dividends. As part of this plan, the Company expects to commence a $1.5 billion accelerated share repurchase program (ASR) in the first quarter of 2017, initiate a regular quarterly cash dividend of $0.15 per share commencing in the second quarter of 2017, and repurchase shares of $1.2 billion in the open market during 2017 and 2018. Beginning in 2019, the Company plans to return approximately 75% of its U.S. free cash flow[3] on an ongoing basis to shareholders through a combination of dividends and share repurchases. The capital return plan will be funded by current U.S. cash balances, future cash flows from U.S. operations and incremental debt financing and is designed to preserve the Company’s financial flexibility to invest in future growth opportunities. The Board of Directors intends to continue to review the capital return plan for potential future increases, including the quarterly dividend, subject to Company financial performance, economic outlook and any other relevant considerations.

“We are pleased to announce a comprehensive program that will enhance total shareholder return for Cognizant,” said Karen McLoughlin, Chief Financial Officer. “Today’s actions reflect the Board’s confidence in the Company’s long-term strategy, which will drive sustainable revenue and earnings growth and greatly accelerate capital return, while ensuring that Cognizant maintains the ability to invest in the business and financial strength and flexibility.”

Conference Call
Cognizant will host a conference call February 8, 2017 at 8:00 a.m. (Eastern) to discuss the Company’s quarterly and full year 2016 results. To listen to the conference call, please dial (877) 810-9510 (domestically) and (201) 493-6778 (internationally) and provide the following conference passcode: “Cognizant Call.”

The conference call will also be available live via the Internet by accessing the Cognizant website at www.cognizant.com. Please go to the website at least 15 minutes prior to the call to register and to download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing (877) 660-6853 for domestic callers or (201) 612-7415 for international callers and entering 13654310 from two hours after the end of the call until 11:59 p.m. (Eastern) on Wednesday, February 22, 2017. The replay will also be available at Cognizant’s website www.cognizant.com for 60 days following the call.

About Cognizant
Cognizant (NASDAQ-100: CTSH) is one of the world’s leading professional services companies, transforming clients’ business, operating and technology models for the digital era. Our unique industry-based, consultative approach helps clients envision, build and run more innovative and efficient businesses. Headquartered in the U.S., Cognizant is ranked 230 on the Fortune 500 and is consistently listed among the most admired companies in the world. Learn how Cognizant helps clients lead with digital at www.cognizant.com or follow us @Cognizant.

3 U.S. free cash flow, a non-GAAP measure, refers to net cash provided from operating activities of our U.S. operating subsidiaries less cash purchases of property and equipment by our U.S. operating subsidiaries.

Forward-Looking Statements
This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, express or implied forward-looking statements relating to our expectations regarding opportunities in the marketplace, our anticipated financial performance, our plan to return capital to shareholders and our plan to increase non-GAAP operating margins, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions, changes in the regulatory environment, including with respect to immigration and taxes, and the other factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

About Non-GAAP Financial Measures
To supplement our financial results presented in accordance with GAAP, this press release includes references to the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: non-GAAP operating margin, non-GAAP diluted earnings per share (“non-GAAP diluted EPS”) and U.S. free cash flow. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures should be read in conjunction with our financial statements prepared in accordance with GAAP. The reconciliations of Cognizant’s GAAP financial measures to the corresponding non-GAAP measures should be carefully evaluated.

We seek to manage the Company to a non-GAAP operating margin, which excludes stock-based compensation costs and acquisition-related charges. Acquisition-related charges include, when applicable, amortization of purchased intangible assets included in the depreciation and amortization expense line on our condensed consolidated statements of operations, external deal costs, acquisition-related retention bonuses, integration costs, changes in the fair value of contingent consideration liabilities, charges for impairment of acquired intangible assets and other acquisition-related costs. In addition to excluding stock-based compensation costs and acquisition-related charges, our non-GAAP diluted EPS also excludes net non-operating foreign currency exchange gains or losses, inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes, and, commencing in the second quarter of 2016 and for the remainder of the year, the impact of the incremental income tax expense related to the one-time remittance of cash from India to the U.S. Our non-GAAP diluted EPS is additionally adjusted for the income tax impact of the above items, as applicable. The income tax impact of each item is calculated by applying the statutory rate and local tax regulations in the jurisdiction in which the item was incurred. U.S. free cash flow is defined as net cash provided from operating activities of our U.S. operating subsidiaries less cash purchases of property and equipment by our U.S. operating subsidiaries.

Management believes providing investors with an operating view consistent with how it manages the Company provides enhanced transparency into the operating results of the Company. For our internal management reporting and budgeting purposes, we use non-GAAP financial measures for financial and operational decision making, to evaluate period-to-period comparisons, to determine portions of the compensation for our executive officers and for making comparisons of our operating results to those of our competitors. Therefore, it is our belief that the use of non-GAAP financial measures provides a meaningful supplemental measure for investors to evaluate our financial performance. Accordingly, we believe that the presentation of our non-GAAP measures, when read in conjunction with our reported GAAP results, can provide useful supplemental information to our management and investors regarding financial and business trends relating to our financial condition and results of operations.

A limitation of using non-GAAP measures versus financial measures calculated in accordance with GAAP is that non-GAAP measures do not reflect all of the amounts associated with our operating results as determined in accordance with GAAP and exclude costs that are recurring, namely stock-based compensation, acquisition-related charges, including amortization of purchased intangibles, and net non-operating foreign currency exchange gains or losses. In addition, other companies may calculate non-GAAP financial measures differently than us, thereby limiting the usefulness of these non-GAAP financial measures as a comparative tool. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating margin and non-GAAP diluted EPS to allow investors to evaluate such non-GAAP financial measures.

Contact: David Nelson
VP, Investor Relations & Treasurer
201-498-8840
david.nelson@cognizant.com

- tables to follow -

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenues	$3,462	$3,233	$13,487	$12,416
Operating expenses:
Cost of revenues (exclusive of depreciation and amortization expense shown separately below)	2,078	1,933	8,108	7,440
Selling, general and administrative expenses (a)	730	659	2,731	2,509
Depreciation and amortization expense (a)	93	88	359	325
Income from operations	561	553	2,289	2,142
Other income (expense), net:
Interest income	29	27	115	84
Interest expense	(4)	(5)	(19)	(18)
Foreign currency exchange gains (losses), net	(26)	(14)	(30)	(43)
Other, net	—	—	2	(1)
Total other income (expense), net	(1)	8	68	22
Income before provision for income taxes	560	561	2,357	2,164
Provision for income taxes	(144)	(137)	(805)	(540)
Income from equity method investment	—	—	1	—
Net income	$416	$424	$1,553	$1,624
Basic earnings per share	$0.69	$0.70	$2.56	$2.67
Diluted earnings per share	$0.68	$0.69	$2.55	$2.65
Weighted average number of common shares outstanding - Basic	607	608	607	609
Weighted average number of common shares outstanding - Diluted	609	613	610	613

(a)
In connection with the Company's ongoing internal investigation disclosed on Form 8-K furnished September 30, 2016, we recorded out-of-period corrections during the third and fourth quarters of 2016 related to certain payments that were previously capitalized that should have been expensed. For the three months ended December 31, 2016, the correction resulted in an increase of selling, general and administrative expenses of $1.0 million, a reduction in depreciation and amortization expense of $0.2 million and a reduction in property and equipment, net of $0.8 million. For the year ended December 31, 2016, these corrections resulted in an increase of selling, general and administrative expenses of $4.1 million, a reduction in depreciation and amortization expense of $0.6 million and a reduction in property and equipment, net of $3.5 million. These out-of-period corrections were not material to any previously issued annual or interim financial statements and are not material to the financial results for the quarter and year ended December 31, 2016.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited)
(In millions)

	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$2,034	$2,125
Short-term investments	3,135	2,824
Trade accounts receivable, net	2,556	2,253
Unbilled accounts receivable	349	369
Other current assets	526	338
Total current assets	8,600	7,909
Property and equipment, net	1,311	1,271
Goodwill	2,554	2,405
Intangible assets, net	951	864
Deferred income tax assets, net	425	348
Equity and cost method investments	62	—
Other noncurrent assets	359	264
Total assets	$14,262	$13,061
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$175	$165
Deferred revenue	306	324
Short-term debt	81	406
Accrued expenses and other current liabilities	1,856	1,819
Total current liabilities	2,418	2,714
Deferred revenue, noncurrent	151	49
Deferred income tax liabilities, net	6	3
Long-term debt	797	877
Other noncurrent liabilities	162	140
Total liabilities	3,534	3,783
Total stockholders’ equity	10,728	9,278
Total liabilities and stockholders’ equity	$14,262	$13,061

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
Reconciliations of Non-GAAP Financial Measures
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
GAAP income from operations	$561	$553	$2,289	$2,142
Add: Stock-based compensation expense (a)	52	50	217	192
Add: Acquisition-related charges (b)	36	29	130	116
Non-GAAP income from operations	$649	$632	$2,636	$2,450

GAAP operating margin	16.2%	17.1%	17.0%	17.3%
Effect of above adjustments to income from operations	2.5%	2.5%	2.5%	2.4%
Non-GAAP operating margin	18.7%	19.6%	19.5%	19.7%

GAAP diluted earnings per share	$0.68	$0.69	$2.55	$2.65
Effect of above operating adjustments, net of tax(c)	0.11	0.09	0.41	0.35
Effect of non-operating foreign currency exchange losses, net of tax (d)	0.04	0.02	0.04	0.07
Effect of incremental income tax expense related to the India Cash Remittance (e)	0.04	—	0.39	—
Non-GAAP diluted earnings per share	$0.87	$0.80	$3.39	$3.07

Notes:

(a)
For the three months ended December 31, 2016, the $52 million adjustment to exclude stock-based compensation from income from operations includes $14 million, which was reported in cost of revenues and $38 million, which was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.

For the three months ended December 31, 2015, the $50 million adjustment to exclude stock-based compensation from income from operations includes $10 million, which was reported in cost of revenues and $40 million, which was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.
For the year ended December 31, 2016, the $217 million adjustment to exclude stock-based compensation from income from operations includes $53 million, which was reported in cost of revenues and $164 million, which was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.

For the year ended December 31, 2015, the $192 million adjustment to exclude stock-based compensation from income from operations includes $39 million, which was reported in cost of revenues and $153 million, which was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.

(b)
Acquisition-related charges include the following when applicable: amortization of acquired intangible assets, external deal costs, acquisition-related retention payments, changes in the fair value of contingent consideration liabilities, integration costs and other acquisition-related costs.

(c)
For the three months ended December 31, 2016 and 2015, the non-GAAP income tax benefits related to stock-based compensation expense were $12 million each. For the years ended December 31, 2016 and 2015, the non-GAAP income tax benefits related to stock-based compensation expense were $49 million and $46 million, respectively.

For the three months ended December 31, 2016 and 2015, the non-GAAP income tax benefits related to acquisition-related charges were $12 million and $11 million, respectively. For the years ended December 31, 2016 and 2015, the non-GAAP income tax benefits related to acquisition-related charges were $46 million and $43 million, respectively.

(d)
Non-operating foreign currency exchange gains and losses are inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes. For the three months ended December 31, 2016 and 2015, the non-GAAP pre-tax non-operating foreign currency exchange losses were $26 million and $14 million, respectively, with related incremental non-GAAP income tax benefits of $2 million for each period. For the years ended December 31, 2016 and 2015, the non-GAAP pre-tax non-operating foreign currency exchange losses were $30 million and $43 million, respectively, with related non-GAAP tax benefits of $5 million and $2 million, respectively. The effective tax rate related to the reported non-operating foreign currency exchange gains and losses varies depending on the jurisdictions in which such gains and losses are generated and the statutory rates applicable in those jurisdictions.

(e)
In May 2016, our principal operating subsidiary in India repurchased shares from its shareholders, which are non-Indian Cognizant entities, valued at $2.8 billion.  As a result of this transaction, we incurred an incremental income tax expense of $238 million in the year ended December 31, 2016, of which $24 million was incurred in the three months ended December 31, 2016.

The above tables serve to reconcile the Non-GAAP financial measures to comparable GAAP measures. Please refer to the “About Non-GAAP Financial Measures” section of our press release for further information on the use of these Non-GAAP measures.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
Schedule of Supplemental Information
(Unaudited)
(In millions)

	Three Months Ended December 31, 2016
			% Change
	$	% of total	Sequential	Year over Year
Revenues by Segment:
Financial Services	$1,354	39.1%	(1.5)%	3.5%
Healthcare	1,005	29.0%	1.2%	5.6%
Manufacturing/Retail/Logistics	688	19.9%	1.3%	12.6%
Other	415	12.0%	2.2%	14.6%
Total Revenues	$3,462		0.3%	7.1%

Revenues by Geography:
North America	$2,715	78.4%	0.2%	7.2%
United Kingdom	273	7.9%	(6.8)%	(10.8)%
Rest of Europe	262	7.6%	7.4%	21.9%
Europe - Total	535	15.5%	(0.4)%	2.7%
Rest of World	212	6.1%	2.9%	17.8%
Total Revenues	$3,462		0.3%	7.1%

	Twelve Months Ended December 31, 2016
			% Change
	$	% of total	Year over Year
Revenues by Segment:
Financial Services	$5,366	39.8%	7.3%
Healthcare	3,871	28.7%	5.5%
Manufacturing/Retail/Logistics	2,660	19.7%	13.5%
Other	1,590	11.8%	13.5%
Total Revenues	$13,487		8.6%

Revenues by Geography:
North America	$10,546	78.2%	8.1%
United Kingdom	1,176	8.7%	(1.0)%
Rest of Europe	969	7.2%	18.2%
Europe - Total	2,145	15.9%	6.8%
Rest of World	796	5.9%	22.7%
Total Revenues	$13,487		8.6%